Exhibit 99.1
CONTACTS:
Russell Allen, Director of Planning & IR (704) 557-8219
Joseph Calabrese, Financial Relations Board (212) 827-3772
FOR IMMEDIATE RELEASE
LANCE, INC. REPORTS 2006 THIRD QUARTER NET REVENUE OF $192 MILLION, UP 12% FROM PRIOR YEAR, AND ACHIEVES DILUTED EPS OF $0.25 EXCLUDING SPECIAL ITEMS, AND $0.24 INCLUDING SPECIAL ITEMS
CHARLOTTE, NC, October 26, 2006 — Lance, Inc. (Nasdaq-GS: LNCE) today reported net revenue for the third quarter ended September 30, 2006 of $191.9 million, an increase of 12% over prior year third quarter net revenue of $171.9 million. Branded product sales were up $18.7 million, or 18%, reflecting growth from incremental Tom’s business and continued growth in sales of Lance® sandwich crackers and Cape Cod® potato chips, partially offset by declines in vending and food service products. Non-branded product sales increased by $1.3 million, or 2%, during the third quarter reflecting the continued softness in the mass merchandiser channel driven by significantly lower promotions by major customers.
The Company reported third quarter net income of $7.5 million, down 7% from the prior year’s third quarter net income of $8.0 million, and earnings per diluted share of $0.24 compared with $0.27 in the prior year third quarter. Third quarter net income excluding special items was $7.8 million, down $0.2 million, or 3%, from last year’s third quarter. Earnings per diluted share excluding special items in the third quarter was $0.25, compared with $0.27 per diluted share in the prior year third quarter. Special items in the third quarter of 2006 were primarily the result of inventory obsolescence related to the Tom’s integration.
Comments from Management
“We are pleased with our third quarter performance, which was in line with our earnings expectations.” said David V. Singer, President and Chief Executive Officer. “During the quarter, we continued to achieve growth in our core product categories, with positive results reported in Cape Cod® chips and Lance® sandwich crackers. We also continued

to make progress on our key initiatives during the quarter, including plant consolidations, opening of distribution centers in Texas and Florida, shifting of salty snack production to acquired facilities and beginning the implementation of a much needed enterprise computer system solution.
As we move into the fourth quarter, we are experiencing substantially higher flour costs, which have jumped significantly in the last several weeks. Additionally, we believe that we will experience softness in non-branded revenue as compared to our original expectations resulting from less aggressive promotions by major customers. As a result of the higher flour costs and revenue shortfalls, we are revising full year net sales and earnings estimates.
Looking to 2007, we remain confident that executing on our strategic initiatives, as well as taking additional steps to mitigate rising costs, will drive sustainable long-term profitable growth and value for our shareholders. We believe that the actions we are taking in supply chain initiatives, implementation of an enterprise computer system and the upgrading of our DSD (Direct Store Distribution) infrastructure will drive improved margins over the longer term.”
Revised Fiscal 2006 Guidance
The Company has revised its full year 2006 projection for net sales to approximately $745 to $755 million, and its estimate of earnings per diluted share to approximately $0.64 to $0.67, excluding special items. Previously, the Company had provided a full year net sales projection of $750 to $775 million and earnings per diluted share estimate of approximately $0.70 to $0.75, excluding special items.
New Credit Agreement Signed
On October 20, 2006, the Company and its Canadian Subsidiary entered into a new credit agreement with various lenders, totalling $150 million plus $C15 million. The current outstanding under this agreement is approximately $55 million. The Company has the option to increase the available credit under the agreement by $50 million. The funds will be used to refinance maturing debt and provide additional liquidity for investment in the continued growth of the Company.
Dividend Declared
The Company also announced the declaration of a regular quarterly cash dividend of $0.16 per share on the Company’s common stock. The dividend is payable on November 20, 2006 to stockholders of record at the close of business on November 10, 2006.
Conference Call
Lance, Inc. has scheduled a conference call discussion with investors at 9:00 a.m. eastern time on Thursday, October 26, 2006 to discuss third quarter financial results. To participate in the call, the dial-in numbers are (800) 789-3681 for U.S. callers and (706) 634-1425 for international callers. The access code is “LANCE.” A continuous replay of the call will be available beginning at 12:00 p.m. on October 26 and running through midnight November 2. The replay telephone number is (800) 642-1687. The international number is (706) 645-9291. The replay access code is 7542646. A web-based replay of the conference call will also be available in the investor relations section of Lance’s web site, www.lance.com.
About Lance, Inc.
Lance, Inc. manufactures and markets snack foods throughout much of the United States and portions of Canada.
This news release contains statements which may be forward looking within the meaning of applicable securities laws. The statements may include projections regarding future earnings and results which are based upon the Company’s current expectations and assumptions, which are subject to a number of risks and uncertainties. Factors that could cause actual results to differ, including price competition, industry consolidation, raw material costs, food industry factors, effectiveness of sales and marketing activities, interest rate, foreign exchange rate, and credit risks, acquisition integration and divestitures are discussed in the Company’s most recent Form 10-K filed with the Securities and Exchange Commission.
This press release presents measures not derived in accordance with generally accepted accounting principles (“GAAP). Such measures should not be considered substitutes for any measures derived in accordance with GAAP and may also be inconsistent with similar measures presented by other companies. Reconciliation of these non-GAAP measures to the most nearly comparable GAAP measures, if applicable, is presented in the attached pages.

LANCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
( in thousands, except share and per-share amounts)
(unaudited)

	For the Quarter Ended
	September 30, 2006	September 24, 2005
	(13 Weeks)	(13 Weeks)
Net sales and other operating revenue	$191,936	$171,927
Cost of sales	107,865	96,520

Gross margin	84,071	75,407

Selling, marketing and delivery	62,658	55,552
General and administrative	9,318	7,700
Other income, net	(270)	(306)

Earnings before interest and income taxes	12,365	12,461

Interest expense, net	901	358

Earnings before income taxes	11,464	12,103
Income taxes	3,985	4,079

Net income	$7,479	$8,024

Earnings per share:
Basic	$0.24	$0.27
Diluted	$0.24	$0.27
Weighted average shares outstanding:
Basic	30,716,000	29,944,000
Diluted	31,154,000	30,242,000

LANCE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
( in thousands)
(unaudited )

	September 30, 2006	September 24,2005
Assets:
Cash and cash equivalents	$3,190	$4,042
Accounts receivable	67,633	59,837
Inventories	40,926	28,936
Deferred income tax asset	8,564	6,905
Assets held for sale	6,236	—
Prepaid expenses and other	7,435	5,382

Total Current Assets	133,984	105,102
Property plant and equipment, net	193,139	166,358
Goodwill and other intangibles, net	64,069	56,487
Other assets	4,363	3,596

Total Assets	$395,555	$331,543

Liabilities and Equity:
Accounts payable	$25,117	$19,212
Other current liabilities	54,645	53,010

Total Current Liabilities	$79,762	$72,222

Long-term debt	$54,686	$16,000
Other liabilities	38,226	38,436
Stockholders’ equity	222,881	204,885

Total Liabilities and Stockholders’ Equity	$395,555	$331,543

LANCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
( in thousands)
(unaudited )

	For the 39 Weeks Ended
	September 30, 2006	September 24, 2005
Operating Activities:
Net income	$12,873	$16,930

Depreciation and amortization	20,096	20,154
Loss (gain) on sale of property, net	69	(415)
Deferred income taxes	(1,430)	(3,549)
Changes in operating assets and liabilities	(12,559)	(6,666)

Net cash from operating activities	19,049	26,454

Investing Activities:
Purchases of property and equipment	(34,678)	(20,518)
Acquisition of business, net of cash acquired	—	(4,829)
Proceeds from sale of property	3,382	1,244

Net cash used in investing activities	(31,296)	(24,103)

Financing Activities:
Dividends paid	(14,617)	(14,293)
Issuance of common stock	17,862	3,870
Repurchase of common stock	—	(3,888)
Repayment of Debt	—	(41,237)
Net proceeds from revolving credit facilities	8,396	16,000

Net cash from/(used in) financing activities	11,641	(39,548)

Effect of exchange rate changes on cash	253	(227)

Decrease in cash and cash equivalents	(353)	(37,424)
Cash and cash equivalents at beginning of period	3,543	41,466

Cash and cash equivalents at end of period	$3,190	$4,042

LANCE, INC.
RECONCILIATION OF NON-GAAP MEASURES
( in thousands, except per-share amounts)
(unaudited)
Quarter Ended September 30, 2006

	Pretax	Net of	Per Diluted
	Income	Income Tax	Share
Income, including special charges:	$11,464	$7,479	$0.24

Tom’s integration related charges	510	333	0.01

Income, excluding special charges	$11,974	$7,812	$0.25